EXHIBIT 21.1

Direct and Indirect Subsidiaries of Resource Real Estate Opportunity REIT, Inc.

Resource Real Estate Opportunity OP, LP

RRE Opportunity Holdings, LLC

RRE 107th Avenue Holdings, LLC

RRE Westhollow Holdings, LLC